Exhibit T3B.2.102

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

ENVISION PHARMACEUTICAL SERVICES, LLC

This Limited Liability Company Operating Agreement (this “Agreement”) of Envision Pharmaceutical Services, LLC (the “Company”) is made, entered into and effective as of November 4, 2013, by the party whose name and address is set forth on Schedule A to this Agreement, as the sole member (and any successor or assign, the “Member”).

WITNESSETH:

WHEREAS, the Articles of Incorporation of Envision Pharmaceutical Services, Inc., a Nevada corporation (the “Corporation”) were filed with the Secretary of State of the State of Nevada on October 31, 2001.

WHEREAS, on or about the date of this Agreement the Corporation filed Articles of Conversion with the Secretary of State of the State of Nevada, together with the Articles of Organization of the Company, in order to convert the Corporation into the Company, as a Nevada limited liability company under Chapter 86 of the Nevada Revised Statutes (the “Act”).

NOW, THEREFORE, the Member hereto hereby agrees as follows:

ARTICLE I

ORGANIZATION

1.01.     Continuation of the Company. The Member hereby establishes the Company as a limited liability company pursuant to the provisions of this Agreement and the Act. The rights and liabilities of the Member shall be as provided in the Act, except as otherwise expressly provided herein.

1.02.     Office of the Company. The Company shall have its principal office at 2181 E. Aurora Rd, Twinsburg, Ohio 44087, and may establish such other offices or places of business for the Company as the Member may deem appropriate.

1.03.     Registered Office and Registered Agent. The Company shall have its registered office in the State of Nevada at 311 South Division Street, Carson City, Nevada, 89703. The name of its registered agent at such address is The Corporation Trust Company of Nevada.

1.04.     Purpose of the Company. The purpose of the Company shall be to engage in any lawful business the Company may undertake. In furtherance of its purposes, but subject to the provisions of this Agreement, the Company shall have all powers necessary and appropriate for the accomplishment of such purposes that are conferred to limited liability companies under the Act.

1.05.     Term of the Company. The existence of the Company commenced as of the date that the Articles of Incorporation were filed with the State Office and shall continue until dissolution thereof in accordance with the provisions of the Act and this Agreement.

1.06.     Name of the Company. The name of the Company shall be Envision Pharmaceutical Services, LLC, or such other name as the Member may from time to time hereafter determine, the execution and filing with the State Office of a certificate of amendment to the Articles of Organization by the Member or any person authorized by the Member (or any officer) to be conclusive evidence of any such determination. The business of the Company may be conducted upon compliance with all applicable laws, under any other name designated by the Member; provided that such name contains the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC”.

ARTICLE II

MANAGEMENT OF COMPANY

2.01.     Management. The full and exclusive right, power and authority to manage the Company is retained by, and reserved to, the Member. Nothing in this Agreement shall be deemed to designate or appoint, or authorize the designation or appointment of any “managers” as such term is defined in the Act. The business and affairs of the Company shall be conducted, and its capital, assets and funds shall be managed, dealt with and disposed of, and all decisions to be made by the Member shall be made solely by the Member.

2.02.     Officers. (a) The Member may, from time to time, designate one or more persons to be officers of the Company. Any officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Nevada Revised Statutes, as amended, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Member. Any number of offices may be held by the same person. Any delegation pursuant to this Section 2.02 may be revoked at any time by the Member. Without regard to the general delegation to the officers as set forth above, each officer with the title of “Treasurer,” “Chief Financial Officer,” “Secretary,” “Chief Operating Officer” or “President,” acting alone, shall have the power, and is hereby authorized, to (i) enter into, execute and deliver any and all agreements or other instruments (the “Instruments”) as such officer shall determine to be necessary or appropriate to be executed by the Company in connection with the Company’s business and affairs and to make such changes or modifications to any Instruments as such officer deems necessary or appropriate from time to time; (ii) execute and deliver any other agreements, certificates, undertakings or other instruments contemplated by the foregoing or otherwise deemed necessary or appropriate by such officer in connection with the transactions contemplated by any Instruments; (iii) file all such applications, notices, certificates, documents and other instruments as shall appear to such officer to be necessary or appropriate with any federal, state, local or foreign governmental authorities in connection with the transactions contemplated by any Instruments, and to seek such approval from and give such notices to, any private persons or entities as are necessary or appropriate, or are reasonably deemed necessary or appropriate by such officer, to consummate the transactions contemplated by any Instruments; and (iv) to take any and all other actions as such officer may approve as being necessary or appropriate to carry out and effectuate the transactions contemplated by any Instruments. In each case, the execution and delivery of such agreements or other documents, or the taking of such actions, shall be conclusive evidence of such officer’s approval thereof, or any necessary determination with respect thereto, and no further approval by the Company shall be required.

(b) Each officer’s term of office shall automatically terminate upon the earlier of (i) the date upon which his or her successor shall be duly designated and qualified and (ii) his or her death or resignation or removal in the manner hereinafter provided.

(c) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(d) Any officer may be removed as such and any authority may be revoked, either with or without cause, by the Member at any time. Any vacancy occurring in any office of the Company may be filled by the Member.

(e) The following persons are hereby appointed officers of the Company:

Kevin M. Nagle	President

Barry I. Katz	Chief Operating Officer

Eugene P. Samuels	Secretary

Thomas J. Welsh	Chief Financial Officer

Kimberly S. Kirkbride	Treasurer

2.03.     Certain Transactions. The fact that the Member or any of its affiliates is directly or indirectly interested in or connected with any person, firm or corporation employed by the Company to render or perform a service, or from which or to whom the Company may buy or sell any property, shall not prohibit the Company from employing or dealing with such person, firm or corporation on such terms as the Member or any officer shall determine.

2.04.     No Tax Election. The Member shall not make an election to have the Company treated as an association taxable as a corporation for federal income tax purposes. The Company shall be treated as disregarded from its sole owner for purposes of U.S. federal income tax.

ARTICLE III

CAPITAL CONTRIBUTION; RESIGNATION; DISTRIBUTIONS

3.01.     Initial Capital Contribution; Membership Interests. The Member has contributed all of the capital of the Company (each, a “Capital Contribution”). The Member shall own all of the membership interests in the Company (the “Membership Interest”).

3.02.     Additional Capital Contributions. The Member shall make additional Capital Contributions at such times and in such amounts as may be determined by the Member; provided that, the Member shall not be obligated to make any additional Capital Contributions to the Company. No person other than the Member shall become a member of the Company without the Member’s consent.

3.03.     Capital Accounts. The Company shall maintain a capital account (the “Capital Account”) for the Member that shall consist of (a) the sum of (i) the Member’s Capital Contributions paid to the Company as of any given time, (ii) the portion of the Company’s net income allocated to the Member pursuant to Section 4.02, and (iii) the amount of any Company liabilities assumed by the Member, less (b) the sum of (i) the portion of the Company’s net loss allocated to the Member pursuant to Section 4.02, (ii) all distributions made by the Company to the Member pursuant to Sections 3.06 and 5.03, and (iii) the amount of the Member liabilities assumed or paid by the Company by action of the Member.

3.04.     Return of Capital. Except upon the dissolution of the Company as provided in Section 5.01 herein, the Member shall not have the right to withdraw from the Company or to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions to the Company; provided that the Member shall have the right to withdraw upon a Transfer (other than a pledge, encumbrance or other collateral assignment) of all of its Membership Interest in accordance with Section 8.01 hereof.

3.05.     No Interest on Capital Contribution. The Member shall not be paid interest on any of its Capital Contributions or on its Capital Account.

3.06.     Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provisions to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 86.343 of the Act or other applicable law. Distributions may be made in cash or in-kind. The Member may reserve amounts for anticipated expenses or contingent liabilities of the Company.

ARTICLE IV

ALLOCATIONS

4.01.     Calculation of Profits and Losses. The profits and losses of the Company shall be determined for each fiscal year in accordance with U.S. generally accepted accounting principles.

4.02.     Allocation of Profits and Losses. (For Capital Account purposes, all items of income, gain, loss and deduction shall be allocated to the Member in a manner such that if the Company were dissolved, its affairs wound up and its assets distributed to the Member in accordance with its Capital Account balance immediately after making such allocation, such distributions would, as nearly as possible, be equal to the distributions that would be made pursuant to Section 5.03.

ARTICLE V

DISSOLUTION AND TERMINATION OF THE COMPANY

5.01.     Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first occurrence of either of the following:

(i) approval of the dissolution by the Member; or

(ii) at any time there is no member, unless the Company is continued in accordance with Section 86.491(5) of the Act.

5.02.     Winding Up. Upon dissolution of the Company, the Member shall proceed to wind up the affairs of the Company and distribute its assets.

5.03.     Liquidation and Termination. Upon dissolution of the Company, the Member shall pay the liabilities of the Company and make distributions in the following manner and order:

(i) to creditors, including the Member, if it is a creditor to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by establishment of reserves); and

(ii) to the Member.

At such time as the distributions provided for in (i) and (ii) above have been made, the Member shall cause a certificate of cancellation to be filed cancelling the certificate and the Company shall terminate.

5.04.     Accounting on Liquidation. Upon liquidation, a proper accounting shall be made by the Company’s accountants of the Company’s assets, liabilities and results of operations through the last day of the month in which the Company is terminated.

ARTICLE VI

COMPANY EXPENSES; BOOKS AND RECORDS

6.01.     Operating Expenses. The Company shall pay all current expenses, including administrative expenses and fees, before any allocations may be made to the Member. Appropriate reserves may be determined and charged to the capital accounts of the Member (in accordance with generally accepted accounting principles) for contingent liabilities, if any, as of the date any such contingent liabilities become known to the Member.

6.02.     Fiscal Year and Method of Accounting. The Company shall select the appropriate method of accounting and the beginning and end of its fiscal year.

6.03.     Records. The books and records of the Company shall be maintained at the principal office and place of business of the Company.

6.04.     Financial Statements and Reports. The Member shall oversee the accounting, tax and record keeping matters of the Company.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

7.01.     Liability. (a) Liability to Company. No Member or officer of the Company or any of their respective affiliates, or any employee, director, officer, agent, shareholder, limited partner, member or general partner of the foregoing, shall be liable, responsible or accountable in damages or otherwise to the Company by reason of acts, omissions or errors in judgment, except for acts, omissions or errors in judgment that are found by a court of competent jurisdiction to be the result of such person’s fraud, gross negligence or willful misconduct. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 7.01 shall not be construed so as to relieve (or attempt to relieve) a person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 7.01 to the fullest extent permitted by law.

(b) No Personal Liability of the Member. Except as provided in the Act, the Member shall not be subject in such capacity to any personal liability whatsoever to any person in connection with the Company assets or the acts, obligations or affairs of the Company. The rights accruing to the Member under this Section 7.01 shall not exclude any other right to which such Member may be lawfully entitled. Except as provided in Section 7.02, nothing herein contained shall restrict the right of the Company to indemnify or reimburse the Member in any appropriate situation even though not specifically provided herein.

(c) Liability to Third Parties. No Member or officer of the Company or any of their respective affiliates, or any employee, director, officer, agent, shareholder, limited partner, member or general partner of the foregoing, in his or her capacity as such, shall be liable under a judgment, decree, or order of a court, or in any other manner, for any debt, obligation or liability of the Company.

7.02.     Indemnification. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each Member and officer of the Company, each of their respective affiliates and each employee, director, officer, agent, shareholder, limited partner, member and general partner of the foregoing (each, an “Indemnified Person”) from and against any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement) (each a “Loss” and collectively “Losses”) resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission performed or omitted by such Indemnified Person on behalf of the Company in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement; provided that such acts or omissions of such Indemnified Person are not found by a court of competent jurisdiction to constitute fraud, gross negligence or willful misconduct. Expenses, including legal fees, incurred by an Indemnified Person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification is sought under this Section shall be paid by the Company upon demand by the Indemnified Person; provided that the Indemnified Person shall reimburse the Company for such expenses if it is ultimately determined that such Indemnified Person is not entitled to indemnification hereunder.

ARTICLE VIII

GENERAL PROVISIONS

8.01.     Assignment of Membership Interest. The Member may sell, assign, pledge or otherwise transfer or encumber (collectively “Transfer”) all or any part of its Membership Interest in the Company to any person or entity and upon such Transfer (other than a pledge, encumbrance or other collateral assignment of its Membership Interest), the transferee shall be, without the requirement of any further action, admitted as a member with respect to the Membership Interest so Transferred and shall be deemed bound by all of the terms and provisions of this Agreement. In the event a Transfer (other than a pledge, encumbrance or other collateral assignment of its Membership Interest) is of all of the Member’s Membership Interest in the Company and the Member is, at the time of such Transfer (other than a pledge, encumbrance or other collateral assignment of its Membership Interest), the sole member of the Company, immediately after the admission to the Company of the transferee, the Member shall be withdrawn from, and cease to be a member of, or have any interest in, the Company and the Member shall not be entitled to any distribution, payment or other consideration from the Company, whether under this Agreement, Section 86.331(2) of the Act or otherwise, and the Company shall continue without dissolution, in each case, automatically and without the requirement of any further action.

8.02.     Amendments to this Agreement. The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the written consent of the Member.

8.03.     Entire Agreement. This Agreement supersedes all prior agreements with respect to the subject matter hereof. This instrument contains the entire agreement with respect to such subject matter. This instrument may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by the Member. No waiver of any provision hereof shall be deemed a waiver of any other provision nor shall any such waiver by any party be deemed a continuing waiver of any matter. No amendment, modification, supplement, discharge, or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement.

8.04.     Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications (collectively, “Notices”) authorized or required to be given pursuant to this Agreement shall be given in writing, shall be either personally delivered to the Member to whom it is given or delivered by an established delivery service by which receipts are given or mailed by first-class mail, postage prepaid, or sent by facsimile or electronic mail, addressed to the Member at the following addresses (or at such other address for the Member as shall be specified by like notice):

if to the Member, to:

2181 E. Aurora Road

Twinsburg, Ohio 44087

Attention: General Counsel

Fax: 330.405.8081

All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when receipt is acknowledged in writing by addressee, if by facsimile transmission or electronic mail; (iii) five (5) business days after having been deposited in the mail, postage prepaid, if mailed by first-class mail; and (iv) on the first business day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt.

8.05.     GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT REGARD TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEVADA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEVADA. ALL MATTERS LITIGATED THAT INVOLVE THIS AGREEMENT OR ANY RELATED DOCUMENTS OR MATTERS HEREUNDER SHALL BE BROUGHT ONLY IN SUMMIT COUNTY, OHIO.

8.06.     Future Actions. The Company and the Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

8.07.     Limitation on Rights of Others. None of the provisions of this Agreement, including Section 3.02, shall be for the benefit of or enforceable by any creditor of the Company. Furthermore, the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement. Nothing in this Agreement shall be deemed to create any legal or equitable right, remedy or claim in any person not a party hereto (other than an Indemnified Person).

8.08.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Member and its successors and permitted assigns.

IN WITNESS WHEREOF, the undersigned Member has executed this Limited Liability Company Operating Agreement as of the date first above written.

ENVISION PHARMACEUTICAL HOLDINGS LLC

By:	/s/ Kimberly S. Kirkbride
Name: Kimberly S. Kirkbride
Title: Controller and Treasurer

SCHEDULE A

NAME AND ADDRESS OF MEMBER

Name	Address
Envision Pharmaceutical Holdings LLC	2181 E. Aurora Road Twinsburg, Ohio 44087